                                                                    Exhibit 99.1




                     YOUNG BROADCASTING INC. TO SELL KCAL-TV
                 IN LOS ANGELES TO VIACOM INC. FOR $650 MILLION

NEW YORK, February 13, 2002 - Young Broadcasting Inc. (NASDAQ:YBTVA), in one of the largest single station financial transactions in the history of broadcast television, has agreed to sell the assets of KCAL-TV in Los Angeles to Viacom Inc. (NYSE: VIA and VIAB) in an all cash transaction valued at $650 Million.

Young Broadcasting (YBI) acquired KCAL-TV on November 22, 1996 from The Walt Disney Company for $368 Million. KCAL-TV (Channel 9) is the largest independent station in the United States and the only independent VHF station in the Los Angeles market. KCAL-TV is recognized for its award-winning local news, entertainment and sports programming.

Vincent Young, Chairman of YBI, said, "This transaction confirms the strong belief we had in the significant potential value of KCAL-TV when we acquired the station less than six years ago. Viacom is purchasing one of the strongest local brands associated with any station in America." He added, "We believe this transaction is a compelling way to maximize the return on our investment and create value for our shareholders. It will also allow us to significantly reduce our leverage and increase our operating and strategic flexibility going forward."

Mr. Young stated that the current duopoly rules played a large role in the formation of this deal. "The KCAL-TV acquisition clearly underscores the value created by television duopolies. Both Young Broadcasting and Viacom were able to come out winners due to the significant synergies inherent in this type of transaction."

Concluded Mr. Young, "I am deeply appreciative of the commitments made by all of the dedicated people at the company that are responsible for making KCAL-TV what it is today."

The acquisition is expected to close in mid-year 2002, and is subject to Federal Communications Commission review and the expiration of antitrust waiting period. YBI was advised in the KCAL-TV transaction by Credit Suisse First Boston.

Young Broadcasting will hold a conference call at 8:00 AM (ET) Wednesday, February 13, 2002 to discuss the agreement and answer questions. Interested parties may participate in the call by dialing 1-800-803-9579 (ID#3257354)- leader Vincent Young. There will also be a live web-cast of the call on the Company's web site (http://youngbroadcasting.com). At the conclusion of the call, a replay will be available at 1-800-642-1687 through February 18, 2002.

Upon completion of the sale to Viacom, Young Broadcasting will own eleven television stations and the national television representation firm, Adam Young Inc. Six stations are affiliated with the ABC Television Network (WKRN-TV - Nashville, TN, WTEN-TV - Albany, NY, WRIC-TV - Richmond, VA, WATE-TV - Knoxville, TN, WTVO-TV -Rockford, IL and WBAY-TV - Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV - Lansing, MI, KLFY-TV - Lafayette, LA, and KELO-TV - Sioux Falls, SD), and one is affiliated with the NBC Television Network (KWQC-TV - Davenport, IA). KRON-TV - San Francisco, CA, is one of the largest independent station in the U.S. and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting's Annual Report on Form 10-K for the year ended December 31, 2000, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising and volatility in programming costs.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer - 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080